EXHIBIT 23.2

Consent of KPMG LLP

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statements (Nos. 333-49534 and 333-52918) on Form S-3, Registration Statement (No. 333-44676) on Form S-4, Registration Statement (Nos. 333-55402, 333-31064 and 333-64986) on Form S-8 of j2 Global Communications, Inc. (formerly JFAX.com Inc.), of our report dated February 15, 2002, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of j2 Global Communications, Inc. for the year ended December 31, 2001, and related financial schedule, which report appears in the December 31, 2003 annual report on Form 10-K of j2 Global Communications, Inc.

/s/    KPMG LLP

Los Angeles, California

March 11, 2004